Exhibit 99.1

AND TRUST FINANCIAL CORP.

Thomas W. Winfree

President & CEO	December 30, 2009

Dear Shareholder,

Please let me take this opportunity to share with you the key drivers of the current condition of our Company and its recent financial performance. The recessionary economy the last twenty months that we and the entire nation have faced, quite frankly, has forced us to make decisions that have negatively affected our financial performance and profitability in the short-run. However, we believe this strategy of being conservative positions our Company to be successful in the future. It is important for you as a shareholder to understand the impact of this recession on our Company and our strategy for dealing with it.

Community banks such as Village Bank primarily lend money on real estate. We derive a substantial portion of our income from real estate loans to borrowers in our community, in particular Chesterfield County. As you are aware, real estate in general has been significantly affected by the recessionary economy, especially residential real estate. Chesterfield County in particular has been negatively affected due to its large residential base. As a result, many of our borrowers are struggling to pay back our loans to them on the original terms. While we try to work with these borrowers as much as possible, regulatory and accounting conventions require us to record provisions for loan losses on these loans due to the uncertainty of repayment based on original terms. Our significant losses in 2009 are directly related to these loan loss provisions. These provisions for loan losses for the nine months ended September 30, 2009 totaled $10,200,000 compared to $1,262,205 for the same period in 2008, an increase of $8,937,795. The amount of loan loss provisions in 2009 is unprecedented in our history and banking in general, and is made up of two components - charge-offs of loans that we have identified as impaired, that is loans we do not expect the borrower to repay as agreed, and an increase in the amount of loan loss reserves relative to loans outstanding. Let me make an important point about these losses — they are not a result of risks similar to those undertaken by the large Wall Street banks that have caused our economy so much recent trouble, but rather are a result of the struggles of local borrowers who are having a tough time in this economy.

In recording these significant provisions for loan losses, we have removed the more troubled loans from our balance sheet and established significant reserves for those remaining loans that we believe have some partial collectability. By so doing, we hope to eliminate as much as possible the future drag on earnings that these loans would cause if we had not taken these actions. Please keep in mind that, although we have recorded provisions for loss on these loans and in some cases written them off, we continue to seek repayment of these loans in full and may realize some recovery in the future. However, given the current condition of the economy, in particular as it relates to the real estate industry, we believe it is prudent to recognize these potential losses. Consistent with that approach, we are currently evaluating the year-end adequacy of the allowance for loan losses and believe additional loan loss provision expense is likely for the fourth quarter, however, we do not believe it will be as extensive as that booked in the previous two quarters. Lastly, we will be required to evaluate our goodwill for impairment at year-end. Should this evaluation result in a write-off of all or a portion of our goodwill, it will not affect our regulatory capital as goodwill is deducted from capital for regulatory capital calculations.

15521 Midlothian Turnpike, Suite 200, Midlothian, Virginia 23113 Tel (804) 897-3900 Fax (804) 897-4750

www.villagebank.com

On a positive note, I would like to point out the substantial strengths and operating improvements that lead us all to believe Village Bank is postured to rebound with the economy:

We remain well capitalized. This is a significant accomplishment given the large loan loss provisions in 2009. Being well capitalized is critical to a positive relationship with bank regulators.

Excluding the unusual provisions for loan losses, we have recorded record earnings in 2009. Pre-tax, pre-provision earnings amounted to $1,802,000 for the third quarter of 2009, an increase of $1,402,000 or 350% compared to the $400,000 for the second quarter of 2009, and an increase of $956,000 or 113% compared to the $846,000 for the third quarter of 2008.

Our net interest margin (adjusted for the effect of interest on nonaccrual loans), a key measure of a bank's profitability, has improved from 3.14% for the fourth quarter of 2008 to 3.32% for the third quarter of 2009.

As noted previously, many of the loans we have written off are secured with collateral that potentially has significant value in a better economy. There is potential for increasing values and therefore recoveries, although this may take some time to occur.

The current market value of our investment portfolio, where many financial institutions have seen significant losses, is higher than our cost basis.

With the strength of our fifteen branches and the positive brand awareness in the communities we serve, we have a very attractive franchise within the Richmond metropolitan area. With the recent merger announcements in the Richmond market, we are now the premier community financial institution in this market.

We have minimal brokered (out-of-market) deposits and in recent periods have made significant progress in developing our core base of non-interest bearing demand deposits, therefore, reducing our dependency on costly certificates of deposits. In fact, our cost of funds has decreased by 85 basis points since December 31, 2008.

The Bank is not subject to any regulatory mandates, meaning we have no agreements imposed upon us by regulatory agencies.
When we combine the expense savings synergies with the River City Bank merger and additional cost cuts we have made since the merger, we have reduced operating expenses of approximately $3 million.

Our mortgage company has more than doubled its origination volume and profitability in 2009 from 2008, with possible production by year-end 2009 of $250 million. We anticipate that 2010 will be a year of even stronger earnings than in 2009.

Even though market conditions are not favorable, we have leased almost 80% of our new headquarters building in Chesterfield County and it has a positive cash flow.

During 2009, the Bank strengthened its management team in two significant areas of operations. Rebecca L. (Joy) Kline was promoted to Senior Vice President of Retail Banking in September of this year. Joy has been with Village Bank for three years and brought to us over 31 years of experience as a retail banking professional with a proven track record of success and accomplishment. During the summer of this year, Chris P. Kyriakides joined the Bank as our new Senior Vice President and Chief Lending Officer. Chris has very significant experience and training and a history of accomplishment that has improved our overall lending procedures, including loan origination, processing and servicing. His 25 plus years of experience directly related to lending is proving to be a very valuable asset to our senior management team.

In early January, we will be welcoming a new division to our Bank. James Thomas (Tom) Powell will join Village as head of Village Financial Services Group. This group will provide brokerage services to our existing and new customers by offering securities trading, financial planning and an array of alternative financial products and services to assist our customers with retirement and investments needs. Most recently, Tom was with First Market Bank where he was responsible for approximately $100 million in investment related business and contributed significantly to the bank's operations with deposit and loan related business growth. We are very excited about this new line of business that we believe will not only better serve our customers, but will be profitable to our operations.

To ensure we are communicating to you what the Company is doing to improve its performance and the value of your stock, we are planning to have a "Shareholders' Day" on February 8, 2010 at which time the Board of Directors and management will discuss various topics with you and allow you to ask any questions you may have. We believe this kind of communication between shareholders, Company management and your Board of Directors will provide a healthy platform to discuss the challenges facing our industry and your Bank in the future.

In summary, we are not happy with the poor financial performance of Village Bank in 2009 and the resulting price of our stock. The events of the last eighteen months leading up to the worst economy of our lifetime, have taken a toll on all of us. In my forty years of banking experience including my time as the CEO of a thrift institution during their troubles in the late 1980's, I have never seen a more economically stressed time for our country. But I hope you sense from my comments in this letter that we are excited about the future of our Company and our resolve to ensure that we are not only one of the industry survivors, but a company that can thrive in a more "normal" economy. Your Board of Directors and management are committed to ensuring that Village Bank will emerge strong and able to take advantage of opportunities that I believe we will have specifically and that community banking will have in general as the core providers of community financial services in our great country.

Sincerely,

Thomas W. Winfree

President and CEO

Direct line 804-419-1234

Shareholder's Day, February 8, 2010- 2 PM

Village Bank Headquarters

15521 Midlothian Turnpike, Midlothian, VA 23113

Please RSVP by February 1, 2010 to: Debbie Golding — 804-897-3900

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company's plans, objectives, expectations and intentions and other statements contained in this letter that are not historical facts; and (ii) other statements identified by words such as "expects" "anticipates," "intends," "plans," "believes," "seeks," "estimates," "targets," "projects," or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company's markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's Web site www.sec.gov.